EXHIBIT 99.2

CLECO CORPORATION

CONSOLIDATED STATEMENTS OF INCOME

	For the Year Ended December 31,
	2001	2000	1999
	(Thousands, except share and per share amounts)
Operating revenue
Retail electric operations	$ 623,062	$ 619,528	$ 508,790
Energy marketing and tolling operations	435,796	201,244	256,780
Other operations	1,561	476	1,641
Gross operating revenue	1,060,419	821,248	767,211
Less retail electric customer credits	1,800	1,233	2,776

Total operating revenue	1,058,619	820,015	764,435

Operating expenses
Fuel used for electric generation	184,516	182,151	145,229
Power purchased for utility customers	117,966	121,963	65,303
Purchases for energy marketing operations	359,433	148,242	244,384
Other operations	118,412	91,924	79,240
Maintenance	30,746	35,271	29,852
Depreciation	60,246	55,840	49,966
Taxes other than income taxes	37,760	37,429	36,045

Total operating expenses	909,079	672,820	650,019

Operating income	149,540	147,195	114,416
Interest income	8,202	6,628	1,697
Allowance for other funds used during construction	769	507	654
Other income (expense), net	322	(729)	(1,328)

Income before interest charges	158,833	153,601	115,439

Interest charges
Interest on debt and other, net of amount capitalized	47,852	48,721	28,412
Allowance for borrowed funds used during construction	(1,178)	(580)	(91)
Amortization of debt discount, premium and expense, net	1,530	1,164	1,282
Total interest charges	48,204	49,305	29,603
Net income from continuing operations before income taxes and preferred dividends	110,629	104,296	85,836
Federal and state income taxes	38,356	34,961	27,766
Net income from continuing operations	72,273	69,335	58,070

Discontinued operations
Loss from operations, net of income taxes	-	(5,411)	(1,304)
Loss on disposal of segment, net of income taxes	(2,035)	(1,450)	-
Total discontinued operations	(2,035)	(6,861)	(1,304)

Net income before extraordinary item	70,238	62,474	56,766

Extraordinary item, net of income taxes	-	2,508	-

Net income before preferred dividends	70,238	64,982	56,766

Preferred dividend requirements, net	1,876	1,870	2,010

Net income applicable to common stock	$ 68,362	$ 63,112	$ 54,756
	=======	========	=======

Average shares of common stock outstanding
Basic	45,000,955	44,947,718	45,002,648
Diluted	47,763,713	47,654,954	47,697,030
Basic earnings per share
From continuing operations	$1.56	$1.50	$1.25
From discontinued operations	$(0.04)	$(0.15)	$(0.03)
Extraordinary item	$-	$0.06	$-
Net income applicable to common stock	$1.52	$1.41	$1.22

Diluted earnings per share
From continuing operations	$1.51	$1.46	$1.21
From discontinued operations	$(0.04)	$(0.15)	$(0.03)
Extraordinary item	$-	$0.05	$-
Net income applicable to common stock	$1.47	$1.36	$1.18

Cash dividends paid per share of common stock	$0.870	$0.845	$0.825

The accompanying notes are an integral part of the consolidated financial statements.

CLECO CORPORATION

CONSOLIDATED BALANCE SHEETS

	At December 31,
	2001	2000
	(Thousands)
Assets
Current assets
Cash and cash equivalents	$ 11,938	$ 29,407
Restricted cash	5,466	14,478
Customer accounts receivable (less allowance for doubtful accounts of $1,561 in 2001 and $1,983 in 2000)	47,543	74,620
Other accounts receivable	25,720	24,200
Unbilled revenues	17,863	37,547
Fuel inventory, at average cost	11,938	7,275
Material and supplies inventory, at average cost	16,160	15,956
Margin deposits	580	21,657
Risk management assets	1,818	19,070
Accumulated deferred fuel	7,979	3,617
Accumulated deferred federal and state income taxes, net	4,249	2,964
Other current assets	6,798	4,857
Total current assets	158,052	255,648
Property, plant and equipment
Property, plant and equipment	1,844,569	1,799,161
Accumulated depreciation	(655,767)	(604,145)
Net property, plant and equipment	1,188,802	1,195,016
Construction work-in-progress	35,857	37,742
Total property, plant and equipment, net	1,224,659	1,232,758

Equity investment in investee	227,169	98,204
Other assets	7,651	2,642
Prepayments	19,418	16,766
Restricted cash, less current portion	24,210	40,865
Regulatory assets and liabilities - deferred taxes, net	58,545	61,427
Long-term receivable	5,904	895
Other deferred charges	42,517	44,115
Total assets	$ 1,768,125	$ 1,753,320
	=======	=======

The accompanying notes are an integral part of the consolidated financial statements.

(Continued on next page)

CLECO CORPORATION

CONSOLIDATED BALANCE SHEETS
(Continued)

	At December 31,
	2001	2000
Liabilities and shareholders' equity
Current liabilities
Short-term debt	$ 179,555	$ 95,957
Long-term debt due within one year	30,843	30,665
Accounts payable	83,270	102,838
Retainage	6,439	8,770
Accrued payroll	1,130	1,159
Customer deposits	20,661	20,436
Taxes accrued	10,543	17,286
Interest accrued	14,660	15,177
Risk management liability	-	21,118
Other current liabilities	9,409	11,849
Total current liabilities	356,510	325,255
Deferred credits
Accumulated deferred federal and state income taxes, net	208,522	216,575
Accumulated deferred investment tax credits	22,487	24,252
Other deferred credits	45,875	48,088
Total deferred credits	276,884	288,915
Long-term debt, net	626,777	659,135
Total liabilities	1,260,171	1,273,305

Commitments and contingencies (Note 19)

Shareholders' equity
Preferred stock
Not subject to mandatory redemption	27,326	28,090
Deferred compensation related to preferred stock held by ESOP	(11,338)	(12,994)
Total preferred stock not subject to mandatory redemption	15,988	15,096
Common shareholders' equity
Common stock, $1 par value, authorized 100,000,000 shares, issued 45,063,740 shares at December 31, 2001, and 2000	45,064	45,064
Premium on capital stock	111,753	112,502
Long-term debt payable in Company's common stock	-	519
Retained earnings	337,254	308,047
Treasury stock, at cost, 102,242 and 73,072 shares at December 31, 2001, and 2000, respectively	(2,105)	(1,213)
Total common shareholders' equity	491,966	464,919
Total shareholders' equity	507,954	480,015

Total liabilities and shareholders' equity	$1,768,125	$1,753,320
	=======	=======

The accompanying notes are an integral part of the consolidated financial statements.

CLECO CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Year Ended December 31,
	2001	2000	1999
	(Thousands)
Operating activities
Net income before preferred dividends	$ 70,238	$ 64,982	$ 56,766
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	61,775	56,958	51,153
Allowance for funds used during construction	(769)	(507)	(654)
Amortization of investment tax credits	(1,765)	(1,742)	(1,790)
Deferred income taxes	(6,898)	6,098	9,336
Deferred fuel costs	(4,362)	(6,255)	(1,975)
Loss on disposal of discontinued operations, net of tax	(2,555)	6,861	1,304
Extraordinary gain, net of tax	-	(2,508)	-
Gain on sale of property, plant and equipment, net	-	-	(711)
Changes in assets and liabilities, net of discontinued operations
Accounts receivable, net	21,542	(52,774)	1,908
Unbilled revenues	16,937	(18,503)	(12,078)
Fuel, material and supplies inventories	(4,953)	1,912	(2,830)
Accounts payable	(21,026)	28,490	21,118
Customer deposits	214	110	206
Long-term receivable	(5,009)	(895)	-
Taxes accrued	(8,639)	14,523	(7,948)
Interest accrued	(517)	5,543	2,295
Margin deposits	21,077	(21,159)	(498)
Risk management assets and liabilities, net	(3,866)	1,948	-
Other, net	(6,649)	(1,286)	(765)
Net cash provided by operating activities	124,775	81,796	114,837
Investing activities
Additions to property, plant and equipment	(49,371)	(113,343)	(179,226)
Allowance for funds used during construction	769	507	654
Proceeds from sale of property, plant and equipment	1,845	291	1,194
Proceeds from sale of discontinued operations	4,590	-	-
Equity investment in investee	(133,259)	(97,234)	-
Purchase of investments	-	-	(580)
Net cash used in investing activities	(175,426)	(209779)	(177,958)
Financing activities
Issuance of common stock	-	-	243
Repurchase of common stock	(3,017)	-	(3,833)
Redemption of preferred stock	-	-	(6,518)
Transfer of cash (into) from restricted accounts	25,667	21,908	(77,251)
Issuance of long-term debt	-	110,332	269,352
Retirement of long-term debt	(32,035)	(29,774)	(30,639)
Increase (decrease) in short-term debt, net	83,598	69,623	(43,383)
Dividends paid on common and preferred stock, net	(41,031)	(39,860)	(39,146)
Net cash provided by financing activities	33,182	132,229	68,825
Net increase (decrease) in cash and cash equivalents	(17,469)	4,246	5,704
Cash and cash equivalents at beginning of year	29,407	25,161	19,457
Cash and cash equivalents at end of year	$ 11,938	$ 29,407	$ 25,161
	======	======	======
Supplementary cash flow information
Interest paid (net of amount capitalized)	$ 60,353	$ 46,527	$ 30,819
	======	======	======
Income taxes paid	$ 41,261	$ 23,060	$ 24,614
	======	======	======
Supplementary noncash investing activity
Transfer of assets to joint venture, net	$ 5,156	$ -	$ -
	======	======	======
Supplementary noncash financing activity
Issuance of treasury stock	$ 2,125	$ 1,860	$ 1,545
	======	======	======

The accompanying notes are an integral part of the consolidated financial statements.

CLECO CORPORATION

CONSOLIDATED STATEMENTS OF
COMPREHENSIVE INCOME

	For the Year Ended December 31,
	2001	2000	1999
	(Thousands)
Net income applicable to common stock	$ 68,362	$ 63,112	$ 54,756
Other comprehensive income (expense), net of tax
Transition adjustment from implementation of SFAS No. 133	(4,453)	-	-
Net unrealized gains from derivative instruments	4,453	-	-
Net other comprehensive income (expense)	-	-	-
Comprehensive income	$ 68,362	$ 63,112	$ 54,756
	======	======	======

The accompanying notes are an integral part of the consolidated financial statements.

CLECO CORPORATION

CONSOLIDATED STATEMENTS OF CHANGES IN
COMMON SHAREHOLDERS' EQUITY

	Common Stock		Premium on Capital	Long-term Debt Payable in Company Common	Retained	Treasury Stock
	Shares	Amount	Stock	Stock	Earnings	Shares	Cost
	(Thousands, except share and per share amounts)
BALANCE JANUARY 1, 1999	45,535,508	$ 45,535	$113,871		$271,019	563,860	$ 5,734
Redemption of preferred stock			18
Repurchase of preferred stock			(62)
Incentive stock options exercised	21,600	22	217
Issuance of treasury stock			5			(125,646)	(1,545)
Treasury shares cancelled	(493,368)	(493)	(1,316)		(3,256)	(493,368)	(5,020)
Treasury shares purchased						235,342	3,833
Dividend requirements, preferred stock, net					(2,010)
Adjustment for step-by-step acquisition of subsidiary				$1,036	(2,558)
Cash dividends paid, common stock, $0.825 per share					(37,136)
Net Income					56,766
Balance, December 31, 1999	45,063,740	45,064	112,733	1,036	282,825	180,188	3,002
Redemption of preferred stock			(471)
Issuance of treasury stock			22			(79,898)	(1,329)
Incentive shares forfeited						4,742	71
Incentive shares purchased			218
Dividend requirements, preferred stock, net					(1,870)
Payment in common stock				(517)		(31,960)	(531)
Cash dividends paid, common stock, $0.845 per share					(37,890)
Net income from continuing operations					69,335
Loss from discontinued operations					(6,861)
Extraordinary gain					2,508
Balance, December 31, 2000	45,063,740	45,064	112,502	519	308,047	73,072	1,213
Treasury shares purchased						148,432	3,017
Issuance of treasury stock			(749)			(87,304)	(1,606)
Dividend requirements, preferred stock, net					(1,876)
Payment in common stock				(519)		(31,958)	(519)
Cash dividends paid, common stock, $0.870 per share					(39,155)
Net income from continuing operations					72,273
Loss from discontinued operations					(2,035)
Balance, December 31, 2001	45,063,740	$ 45,064	$111,753	$ -	$337,254	102,242	$ 2,105
	======	=====	=====	=====	=====	=====	====

The accompanying notes are an integral part of the consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Reorganization

          Effective July 1, 1999, we reorganized into a holding company structure.  This reorganization resulted in the current holding company (Cleco Corporation) which holds investments in the subsidiaries described in Note 2 - "Summary of Significant Accounting Policies."  There was no impact on our Consolidated Financial Statements because the reorganization was accounted for similarly to a pooling of interest.  Shares of preferred stock in three series that did not approve the reorganization were redeemed for $5.7 million.

          On December 31, 2000, Cleco Utility Group Inc. (Utility Group) merged into Cleco Power LLC (Cleco Power).  Prior to the merger, Cleco Power had nominal assets and liabilities.  As a result of the merger, Cleco Power acquired all of the assets and assumed all of the liabilities and obligations of Utility Group.

Note 2 - Summary of Significant Accounting Policies

GENERAL

          We are a holding company that is exempt from regulation, subject to certain limited exceptions, as a public utility holding company under the Public Utility Holding Company Act of 1935.  We have three continuing business segments and one discontinued business segment.  The continuing business segments are:

*

Cleco Power is an electric utility regulated by the Louisiana Public Service Commission (LPSC) which determines the rates Cleco Power can charge its customers.  Cleco Power serves approximately 250,000 customers, mainly in central Louisiana.

*

Cleco Midstream Resources LLC (Midstream) owns and operates wholesale generation stations, invests in joint ventures that own and operate wholesale generation stations, owns and operate wholesale natural gas pipelines, and engages in energy marketing activities.

*	Other segment consists of the holding company, a shared services subsidiary, and an investment subsidiary.

          The discontinued segment is UTS, LLC (UTS), formerly known as Utility Construction & Technology Solutions LLC (UtiliTech), a utility line construction business.  In December 2000 we decided to sell substantially all of UTS' assets.  Revenues and expenses associated with UTS are netted and shown on our Consolidated Statements of Income as loss from operations from a discontinued operation.  For additional information on the selling of UTS's assets, see Note 18 - "Discontinued Operations."

          The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

PRINCIPLES OF CONSOLIDATION

          The accompanying consolidated financial statements include the accounts of Cleco and its majority-owned subsidiaries after elimination of intercompany accounts and transactions.

RECLASSIFICATIONS

          Certain reclassifications have been made to the 1999 and 2000 consolidated financial statements to conform to the presentation used in the 2001 consolidated financial statements.  These reclassifications had no effect on net income applicable to common stock or total common shareholders' equity.

Regulation

          Cleco Power maintains its accounts in accordance with the Uniform System of Accounts prescribed for electric utilities by the Federal Energy Regulatory Commission (FERC), as adopted by the LPSC.  Cleco Power's retail rates are regulated by the LPSC, and its rates for transmission services and wholesale power sales are regulated by the FERC.  Cleco Power follows Statement of Financial Accounting Standards (SFAS) No. 71, "Accounting for the Effects of Certain Types of Regulation."  SFAS No. 71 allows utilities to capitalize or defer certain costs based on regulatory approval and management's ongoing assessment that it is probable these items will be recovered through the ratemaking process.  During 2000 the LPSC staff developed a transition to competition plan that was presented to the LPSC.  In November 2001 the LPSC directed its staff to organize a series of collaboratives to more fully explore the unresolved issues in the plan.  The staff is also to monitor surrounding areas and if any commence retail access, they are to report back the success or failure of that effort 12 months after the initiative began.  Any future plan adopted by the LPSC may affect the regulatory assets and liabilities recorded by Cleco Power if the criteria for the application of SFAS No. 71 cannot continue to be met.

          Pursuant to SFAS No. 71, Cleco Power has recorded regulatory assets and liabilities, primarily for the effects of income taxes, as a result of past rate actions of regulators.  The effects of potential deregulation of the industry or possible future changes in the method of rate regulation of Cleco Power could require discontinuance of the application of SFAS No. 71 in the future, pursuant to SFAS No. 101, "Regulated Enterprises - Accounting for the Discontinuation of Application of FASB Statement No. 71."  At December 31, 2001, Cleco Power had recorded $58.6 million of regulatory assets, net of regulatory liabilities, because of the regulatory requirement to flow through the tax benefits of accelerated deductions to current customers and an implied regulatory compact that future customers would fund these amounts when Cleco Power pays the additional taxes.  These differences occur over the lives of relatively long-lived assets, up to 30 years or more.  Under the current regulatory and competitive environment, Cleco Power believes these regulatory assets will be fully recoverable; however, if in the future, as a result of regulatory changes or increased competition, Cleco Power's ability to recover these regulatory assets would not be probable, then to the extent that such regulatory assets were determined not to be recoverable, Cleco Power would be required to write-off or write-down such assets.

Property, Plant and Equipment

          Property, plant and equipment consist primarily of regulated generation assets, along with generation stations, natural gas pipelines and work-in-progress on nonregulated projects.  Regulated assets, utilized for retail operations and electric transmission and distribution properties, are stated at the cost of construction-which includes certain materials, labor, payroll taxes and benefits, administrative and general costs, and the estimated cost of funds used during construction.

          Cleco Power's cost of improvements to property, plant and equipment is capitalized.  Expenditures for repairs are expensed.  Upon retirement or disposition, the cost of depreciable plant and the cost of removal, net of salvage value, are charged to accumulated depreciation.  Annual depreciation provisions expressed as a percentage of average depreciable property were 3.27% for 2001, 3.27% for 2000, and 3.28% for 1999.

          Depreciation on property, plant and equipment is calculated primarily on a straight-line basis over the useful lives of the assets, as follows:

Years
Regulated Utility Plant	32-49
Nonregulated Utility Plant	30-40
Oil & Gas Pipeline	3-50
Other	3-7

          Property, plant and equipment consists of:

	2001	2000
	(Thousands)
Regulated utility plant	$ 1,583,920	$ 1,548,990
Nonregulated utility plant	224,795	218,565
Oil and gas pipeline	28,687	26,583
Other	7,167	5,023
Total property, plant and equipment	$ 1,844,569	$ 1,799,161
	=========	========

          The table below discloses the amounts of plant acquisition adjustments reported in Cleco Power's property, plant and equipment and the associated accumulated amortization reported in accumulated depreciation.  The plant acquisition adjustment primarily relates to the 1997 acquisition of Teche Electric Cooperative, Inc.

Cleco Power	At December 31,
	2001	2000
	(Thousands)
Plant acquisition adjustment	$ 5,359	$ 5,379
Less accumulated amortization	1,203	951
Total plant acquisition adjustment	$ 4,156	$ 4,428
	======	======

CASH EQUIVALENTS

          Cleco considers highly liquid, marketable securities and other similar instruments with original maturity dates of three months or less at the time of purchase to be cash equivalents.

RESTRICTED CASH

          Restricted cash represents cash to be used for specific purposes.  Approximately $15.0 million in restricted cash in 2001 was replaced with a standby letter of credit to be maintained as security for the performance of certain obligations by Cleco Evangeline LLC (Evangeline) in regard to the Evangeline Capacity Sale and Tolling Agreement (Evangeline Tolling Agreement).  At December 31, 2001, $29.7 million of cash remains restricted under the Evangeline bond indenture until certain of its provisions are met.

INCOME TAXES

          Deferred income taxes are provided at the current enacted income tax rate on all temporary differences between tax and book bases of assets and liabilities.  Cleco recognizes regulatory assets and liabilities incurred within Cleco Power for the tax effect of temporary differences, which, to the extent past ratemaking practices are continued by regulators, will be realized over the accounting lives of the related properties.  Cleco files a federal consolidated income tax return for all wholly owned subsidiaries.

INVESTMENT TAX CREDITS

          Investment tax credits, which were deferred for financial statement purposes, are amortized to income over the estimated service life of the properties that gave rise to the credits.

DEBT EXPENSE, PREMIUM AND DISCOUNT

          Expense, premium and discount applicable to debt securities are amortized to income ratably over the lives of the related issues.  Expense and call premium related to refinanced Cleco Power debt are deferred and amortized over the remaining life of the original issue.

REVENUES AND FUEL COSTS

Utility Revenues.  Revenues from sales of electricity are recognized based upon the amount of energy delivered.  The cost of fuel and purchased power used for retail customers is currently recovered from customers through fuel adjustment clauses, based upon fuel costs incurred in prior months.  These adjustments are subject to audit and final determination by regulators.

Unbilled Revenue.  Cleco Power accrues estimated revenues for energy delivered since the latest billings on a monthly basis.  The monthly estimated unbilled revenue amounts are recorded as revenue and a receivable and are reversed the following month.  Effective December 31, 2001, Cleco Power no longer accrues fuel revenues as a component of unbilled revenues, which decreased the unbilled receivable and deferred fuel asset as of December 31, 2001.

Energy Marketing and Other Revenues.  Revenues are recognized at the time products or services are provided to and accepted by customers.

Tolling Revenues.  Cleco considers the Evangeline Tolling Agreement to be an operating lease as defined by SFAS No. 13, "Accounting for Leases" and SFAS No. 29, "Determining Contingent Rentals" because of Williams Energy Marketing and Trading Company's (Williams) ability to control the use of the plant, among other criteria, through 2020.  The Evangeline Tolling Agreement contains a monthly shaping factor which provides for a greater portion of annual revenue to be received by Cleco during the summer months, which is designed to coincide with the physical usage of the plant.  SFAS No. 13 generally requires lessors to recognize revenue using a straight-line approach unless another rational allocation of the revenue is more representative of the pattern in which the leased property is employed.  Cleco believes that the recognition of revenue pursuant to the monthly shaping factor for several provisions contained within the Evangeline Tolling Agreement is a rational allocation method, which better reflects the expected usage of the plant.  Other provisions are recognized as revenue using a straight-line approach.  Certain provisions of the Evangeline Tolling Agreement, such as bonuses and penalties, are considered contingent as defined by SFAS No. 29.  Contingent rents are recorded as revenue or a reduction in revenue in the period in which the contingency is met.  See Note 14 - "Operating Lease" for more information.

ALLOWANCE FOR FUNDS USED DURING CONSTRUCTION (AFUDC)

          The capitalization of AFUDC by Cleco Power is a utility accounting practice prescribed by the FERC and the LPSC.  AFUDC represents the estimated cost of financing construction and is not a current source of cash.  Under regulatory practices, a return on and recovery of AFUDC is permitted in setting rates charged for utility services.  The composite AFUDC rate, including borrowed and other funds on a combined basis, for 2001 was 13.65% on a pretax basis (8.4% net of tax), for 2000 was 13.62% on a pretax basis (8.38% net of tax), and for 1999 was 13.75% on a pretax basis (8.46% net of tax).

CAPITALIZED INTEREST

          Cleco and its subsidiaries, except Cleco Power, capitalize interest costs for construction in accordance with SFAS No. 34, "Capitalization of Interest Cost."  SFAS No. 34 states interest should be capitalized on assets, other than inventory, that require a period of time to construct and when interest costs are incurred by the enterprise constructing the asset.  During the year ended December 31, 2001, Cleco capitalized approximately $10.1 million in interest costs compared to approximately $7.8 million during the year ended December 31, 2000.

          Cleco and its subsidiaries capitalize interest costs for investments accounted for by the equity method, while the investee has activities in progress necessary to commence its planned operations, in accordance with SFAS No. 58, "Capitalization of Interest Cost in Financial Statements That Include Investments Accounted for by the Equity Method."  See Note 13 - "Equity Investment in Investee" for more information.

RISK MANAGEMENT

          The market risk inherent in Cleco's market risk-sensitive instruments and positions is the potential change arising from increases or decreases in the short-, medium- and long-term interest rates, the commodity price of electricity traded on the Into Entergy and the Cinergy markets and the commodity price of natural gas traded.  Generally, Cleco Power's market risk-sensitive instruments and positions are characterized as "other than trading;" however, Cleco Power does have positions that are considered "trading" as defined by Emerging Issues Task Force (EITF) Consensus No. 98-10 (EITF 98-10).  All of the positions held by Cleco Marketing & Trading LLC (Marketing & Trading) and Cleco Energy LLC (Cleco Energy), subsidiaries of Midstream, are characterized as "trading" under EITF 98-10.  Positions that are considered "trading" under EITF 98-10 are marked-to-market at the end of reporting periods.  The mark-to-market gains or losses are reflected in the income statement as energy marketing and tolling operations.  The offsetting unrealized gain or loss is recorded on the balance sheet in other current assets or other current liabilities.  Positions that are considered "other than trading" under EITF 98-10 are accounted for under SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended.

RECENT ACCOUNTING STANDARDS

          We account for derivative contracts in accordance with SFAS No. 133 as amended by SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities."  The body of pronouncements that determine the accounting for derivatives has been clarified by the Derivatives Implementation Group (DIG) which periodically issues conclusions on implementation.  The DIG conclusions are not final until they are approved by the Financial Accounting Standards Board (FASB).

          Derivative transactions should be recorded on the balance sheet as either an asset or liability at their fair market value.  Changes in the fair market value must be recognized in current earnings unless the derivative meets certain criteria for hedge treatment or one of the exceptions are met.  If hedge accounting criteria are met, the effective changes in the fair value of derivatives are recorded in other comprehensive income (OCI).  The ineffective changes in fair market value are recorded in current earnings.  The main exception applicable to our derivative contracts is the normal purchases/sales exception.  If the contract is to meet customer demand and the contract is made in the normal course of business, then the changes in fair market value are not recorded in current earnings.  Instead the revenue or expense is recognized when fulfillment of the contract terms or transactions has been completed.

          Cleco Power has entered into various contracts for the purchase or sale of electricity and the purchase of fuel used at its generating stations in order to meet customer demand.  These contracts meet the normal purchases/sales exception.  Cleco Power has also entered into contracts that are marked-to-market because they are not for customer demand and do not meet hedge accounting criteria.

          Midstream has two subsidiaries that engage in energy marketing and trading: Marketing & Trading and Cleco Energy.

          Marketing & Trading enters into contracts for the purpose of trading, not to meet customer demand.  All of its derivatives are marked-to-market because they do not meet the criteria for normal purchases/sales nor do they meet the criteria for hedge accounting.

          During the first three quarters of 2001, Cleco Energy had contracts which qualified for hedge accounting treatment under the criteria for a cash flow hedge.  The contracts met cash flow hedge criteria because they were entered into in order to hedge against fluctuations in the price of the natural gas it marketed to wholesale customers.  On January 1, 2001, a transition adjustment was recorded in OCI which reduced equity by $4.5 million.  During the year ended December 31, 2001, the transition adjustment has been reduced to zero primarily due to delivery of underlying natural gas and the assignment of certain contracts to Marketing & Trading.  Subsequent to these events, hedge accounting was discontinued because the costs to meet the documentation requirements of SFAS No. 133 to qualify for hedge accounting outweighed the benefits.

          See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Financial Risk Management" for more information about the contracts marked-to-market.

          In June 2001 the FASB issued SFAS No. 141, which established accounting and reporting standards for business combinations and supercedes Accounting Principles Board (APB) Opinion No. 16.  This new standard requires that all business combinations that fall within its scope be accounted for using the purchase method and gives guidance on applying the purchase method.  The effective date of the statement is for all business combinations initiated after June 30, 2001 and for all business combinations accounted for by the purchase method for which the date of acquisition is July 1, 2001 or later.  The implementation of this standard had no impact on Cleco's financial statements.

          In June 2001 FASB issued SFAS No. 142, which established accounting and reporting for intangible assets acquired individually or with a group of other assets (but not those acquired in a business combination).  This new standard requires that any acquired intangible asset that falls within its scope be amortized over its useful life if it has a finite useful life, or not amortized if the intangible asset has an indefinite life (such as goodwill).  This statement also requires impairment tests for all intangible assets.  The effective date of the statement is for fiscal years beginning after December 15, 2001.  Cleco does not expect implementation of this pronouncement to have a material effect on its financial statements.

          In July 2001 FASB issued SFAS No. 143, which requires the recognition of a liability for an asset's retirement obligation in the period in which the event which triggers the liability occurs.  When the liability is initially recorded, the cost of the related asset is increased.  The capitalized cost of the retirement liability is depreciated over the asset's useful life.  The liability is adjusted to its present value each period with a corresponding charge to expense.  The standard is effective for fiscal years beginning after June 15, 2002.  Cleco has not yet determined the effect of adopting this statement on its financial statements.

          In October 2001 FASB issued SFAS No. 144, which established accounting and reporting standards for the impairment or disposal of long-lived assets and supercedes SFAS No. 121 and the accounting and reporting provisions of APB Opinion No. 30.  This new standard requires that companies test certain long-lived assets for impairment and write down assets that are considered impaired.  SFAS No. 144 differs from SFAS No. 121 by clarifying impairment testing and excluding goodwill.  The effective date of the statement is for fiscal years beginning after December 15, 2001.  Cleco has not yet determined the effect of adopting this statement on its financial statements.

EARNINGS PER AVERAGE COMMON SHARE

          Earnings per average common share (EPS) is computed using the weighted average number of shares of common stock outstanding during the year.  EPS is reported for the years 2001, 2000 and 1999 to reflect Cleco's adoption of SFAS No. 128, "Earnings per Share."  All shares and per share data have been restated to reflect the two-for-one split of our common stock that became effective for shareholders of record at the close of business on May 7, 2001.  The following table is a reconciliation of the components in the calculation of basic and diluted earnings per share.

Calculation of Earnings Per Share

	For the year ended December 31, (Thousands, except per share amounts)
	2001			2000			1999
	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount	Income (Numerator)	Shares (Denominator)	Per Share Amount
Net income from continuing operations	$72,273			$ 69,335			$ 58,070
Less: preferred dividend requirements, net	1,876			1,870			2,010

Basic EPS
Income from continuing operations available for common shareholders	$70,397	45,001	$1.56	$ 67,465	44,948	$ 1.50	$ 56,060	45,002	$ 1.25
	====		===	====		===	====		===
Effect of Dilutive Securities
Stock option grants		213			80
Convertible ESOP preferred stock	1,814	2,550		1,830	2,626		1,723	2,694

Diluted EPS
Income from continuing operations available to common shareholders plus assumed conversions	$72,211	47,764	$1.51	$ 69,295	47,654	$ 1.46	$ 57,783	47,696	$ 1.21
	====		===	====		===	====		===

          The following outstanding options to purchase shares of common stock were not included in the computation of diluted EPS because the options' exercise price were greater than the average market price of the common shares during the period:

2001: 10,000 options at $22.6875 and 3,334 options at $23.25.
2000: 54,000 options at $21.96 and 54,000 options at $20.62.
1999: None antidilutive.

Note 3 - Jointly Owned Generating Units

          Two electric generating units operated by Cleco Power are jointly owned with other utilities.  Cleco's proportionate share of operation and maintenance expenses associated with these two units is reflected in the consolidated financial statements.

	At December 31, 2001
	Rodemacher	Dolet Hills
	Unit #2	Unit #1
	(Dollar amounts in thousands)
Ownership	30%	50%
Utility plant in service	$85,595	$275,191
Accumulated depreciation	$49,442	$127,003
Unit capacity (megawatts)	523.0	650.0
Share of capacity (megawatts)	156.9	325.0

Note 4 - Fair Value of Financial Instruments

          The amounts reflected in the Consolidated Balance Sheets at December 31, 2001, and 2000, for cash and cash equivalents, accounts receivable, accounts payable and short-term debt approximate fair value because of their short-term nature.  The fair value of Cleco's long-term debt and nonconvertible preferred stock is estimated based upon the quoted market price for the same or similar issues or by a discounted present value analysis of future cash flows using current rates obtained by Cleco for debt and preferred stock with similar maturities.  The fair value of convertible preferred stock is estimated assuming its conversion into common stock at the market price per common share at December 31, 2001, and 2000, with proceeds from the sale of the common stock used to repay the principal balance of Cleco's loan to the Employee Stock Ownership Plan (ESOP).  The estimated fair value of energy market positions is based upon observed market prices when available.  When such market prices are not available, management estimates market value at a discrete point in time based on market conditions and observed volatility.  These estimates are subjective in nature and involve uncertainties.  Therefore, actual results may differ from these estimates.

Fair Value of Financial Instruments

	At December 31,
	2001		2000
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
	(Thousands)
Financial instruments not marked-to-market
Long-term debt	$658,422	$729,684	$ 690,622	$ 718,610
Preferred stock not subject to mandatory redemption	$ 15,988	$ 43,778	$ 15,096	$ 56,867

	Original Value	Estimated Fair Value	Original Value	Estimated Fair Value
Financial instruments marked-to-market
Energy Market Positions
Assets	$168,776	$161,668	$ 39,205	$ 39,901
Liabilities	$165,337	$158,436	$ 77,523	$ 78,668

          The financial instruments not marked-to-market are reported on Cleco's consolidated balance sheets at carrying value.  The financial instruments marked-to-market represent off-balance sheet risk because, to the extent Cleco has an open position, it is exposed to the risk that fluctuating market prices may adversely impact its financial condition or results of operations upon settlement.  Original value represents the fair value of the positions at the time originated.

Note 5 - Debt

          Cleco and its subsidiaries have revolving credit facilities totaling $346.8 million, consisting of five separate facilities.  Compensating balances are not required for any of the facilities.

          The Company has two credit facilities totaling $200 million.  The first facility is a $120 million facility which provides for borrowings at interest rates based on either competitive bid, prime rate, or the London Interbank Offered Rate and will expire in June 2002.  The commitment fees for this facility are based upon Cleco's lowest secured debt ratings and are currently 0.125%.  The second facility is an $80 million, three-year facility that provides for borrowings at interest rates established by competitive bid and will expire in August 2002.  The commitment fees for this facility are based upon Cleco's lowest secured debt ratings and are currently 0.15%.  Both facilities provide support for the issuance of commercial paper.  At December 31, 2001, there was approximately $37.0 million in commercial paper outstanding under the facilities.  Also, at December 31, 2001, there was an outstanding draw under the $120 million facility in the amount of $77 million.  The two credit facilities are uncollateralized.  Off-balance sheet commitments issued by Cleco to third parties for certain types of transactions between those parties and Cleco's affiliates, other than Cleco Power, reduce the amount of the facilities available to Cleco by an amount equal to the stated or determinable amount of the primary obligation.  In addition, certain indebtedness incurred by Cleco outside of the facilities reduces the amount of the facilities available to Cleco.  The amount of off-balance sheet commitments provided by Cleco and other indebtedness reducing the amount of the facilities available to be utilized was $70.1 million at December 31, 2001 and $60.9 million at December 31, 2000.  For more information about the commitments, see "Management's Discussion and Analysis of Financial Condition and Results of Operations - Cash Generation and Cash Requirements - Off-balance Sheet Commitments."

          Cleco Power has one credit facility for $100 million.  This facility provides for uncollateralized borrowings at prevailing interest rates and is scheduled to expire in June 2002.  The facility provides support for the issuance of commercial paper.  At December 31, 2001, there was approximately $63.7 million in commercial paper outstanding under the facility.  Interest rates are established by competitive bid.  Commitment fees are based upon Cleco Power's lowest secured debt rating and are currently 0.10%.

          On June 25, 2001, Midstream, an unregulated consolidated subsidiary of Cleco, became a party to a $36.8 million uncollateralized line of credit.  The 364-day facility is scheduled to terminate in June 2002.  At December 31, 2001, there was no balance outstanding under this credit facility.

          Cleco Energy has one credit facility for $10 million.  This facility provides for borrowings at prevailing interest rates and will expire in June 2005.  At December 31, 2001, there was approximately $9.0 million outstanding under the facility.  Commitment fees for the facility are based on a percentage of the unused line of credit.  The facility is collateralized by the assets of Cleco Energy.

          Total indebtedness as of December 31, 2001, and 2000, was as follows:

	At December 31,
	2001	2000
	(Thousands)
Commercial paper, net	$ 100,675	$ 95,617
Short-term bank loans	78,880	340
Total short-term debt	$ 179,555	$ 95,957
	=======	======

First mortgage bonds
Series X, 9.5%, due 2005	$ 60,000	$ 60,000
Pollution control revenue bonds, fixed rate of 5.875%, due 2029, callable after September 1, 2009	61,260	61,260
Long-term bank loans	7,361	9,741
Medium-term notes
7.55% due 2004, callable at 100%, 2002	15,000	15,000
7.50% due 2004, callable at 100%, 2002	10,000	10,000
7.00% due 2003	10,000	10,000
6.55%, due 2003	15,000	15,000
6.33%, due 2002	25,000	25,000
5.78%, due 2001	-	10,000
6.20%, due 2006	15,000	15,000
6.42%, due 2001	-	15,000
6.95%, due 2006	10,000	10,000
6.53%, due 2007	10,000	10,000
6.32%, due 2006	15,000	15,000
7.50%, due 2007	15,000	15,000
7.00%, due 2007	25,000	25,000
6.52%, due 2009	50,000	50,000
Total medium-term notes	215,000	240,000

Senior secured bonds, 8.82%, due 2019	214,228	218,600
Senior notes, 8.75%, due 2005	100,000	100,000

Other long-term debt	573	1,061
Gross amount of long-term debt	658,422	690,662
Less:
Amount due within one year	(30,843)	(30,665)
Unamortized premium and discount, net	(802)	(862)

Total long-term debt, net	$ 626,777	$ 659,135
	=======	=======

          The amounts payable under long-term debt agreements for each year through 2006 and thereafter are listed below:

	2002	2003	2004	2005	2006	Thereafter
	(Thousands)
Amounts payable under long-term debt agreements	$30,843	$32,875	$31,585	$170,040	$47,104	$345,975
	=====	=====	=====	======	=====	======

          The weighted average interest rate on short-term debt at December 31, 2001, was 4.2% compared to 7.7% at December 31, 2000.

          The first mortgage bonds are collateralized by the LPSC-jurisdictional property, plant and equipment owned by Cleco Power.  In the various parishes that contain such property, a lien is filed with the clerk of court.  Before Cleco Power can sell any of this property, it must obtain a release signed by the trustee.

          The senior secured bonds are collateralized with the Evangeline generating station assets held by Evangeline.

          On May 25, 2000, Cleco sold $100 million aggregate principal amount of its five-year senior notes.  These notes bear interest at 8.75% per year and mature on June 1, 2005, and are uncollateralized.  Approximately $50 million of the proceeds from the sale of the notes were used to pay down commercial paper financing, and the remainder was used to invest in joint ventures.

          On March 1, 2001, The Bank of New York issued a $15 million standby letter of credit on behalf of Evangeline to Williams pursuant to the Evangeline Tolling Agreement between Williams and Evangeline that expires July 2020.  It is renewable annually, and no compensating balances are required.  Letters of credit are issued under Cleco's revolving credit agreements.

Note 6 - Common Stock

          In association with incentive compensation plans in effect during the three-year period ended December 31, 2001, certain officers and key employees of Cleco and its subsidiaries were awarded shares of restricted Company common stock.  The cost of the restricted stock awards, as measured by the market value of the common stock at the time of the grant, is recorded as compensation expense during the periods in which the restrictions lapse.  As of December 31, 2001, the number of shares of restricted stock previously granted for which restrictions had not lapsed totaled 302,450 shares.

          Cleco records no charge to expense with respect to the granting of options at fair market value or above to employees or directors.  Options may be granted to certain officers, key employees or directors of Cleco or its subsidiaries.  During 2001 Cleco granted basic non-qualified stock options under the incentive compensation plan.  Basic options have an exercise price approximately equal to the fair market value of the stock at grant date.  Options granted in 2001 vest one-third each year beginning on the third anniversary of the grant date and expire after 10 years.  In accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees," Cleco has recognized no compensation expense for stock options granted.

          Changes in incentive shares for the three-year period ended December 31, 2001, were as follows:

	Incentive Share
	Option Price per Share		Unexercised Option Shares	Available for Future Grants
Balance, January 1, 1999			46,606	1,353,434

Options exercised		$8.3900	(21,600)	-
Options granted (directors)		$15.9375	15,556	(15,556)
Options granted - basic (employees)		$16.1250	332,600	(332,600)
Options granted - premium (employees)	$ $	19.205 to 21.580	742,800	(742,800)
Restricted stock granted			-	(98,148)
Restricted stock forfeited			-	1,104

Balance, December 31, 1999			1,115,962	165,434

Expiration of 1999 LTIP				(165,434)
Approval of 2000 LTIP				1,600,000
Options forfeited		$16.1250	(9,600)	9,600
Options forfeited	$ $	19.205 to 21.580	(30,000)	30,000
Options granted (directors)		$17.3150	20,000	(20,000)
Options granted - basic (employees)		$17.3150	8,000	(8,000)
Options granted - premium (employees)	$ $	20.620 to 23.170	54,000	(54,000)
Options granted - basic (employees)		$18.4400	37,800	(37,800)
Options granted - premium (employees)	$ $	21.960 to 24.675	54,000	(54,000)
Restricted stock granted			-	(142,852)
Restricted stock forfeited			-	2,956

Balance, December 31, 2000			1,250,162	1,325,904

Options exercised		$15.9375	(6,668)	-
Options exercised		$16.1250	(3,600)	-
Options forfeited		$16.1250	(30,000)	30,000
Options forfeited	$$	19.205 to 21.580	(140,000)	140,000
Options granted (directors)		$22.6875	10,000	(10,000)
Options granted (directors)		$23.2500	3,334	(3,334)
Options granted (directors)		$22.2500	25,000	(25,000)
Options granted - basic (employees)		$22.2500	215,000	(215,000)
Options granted - basic (employees)		$20.3750	9,000	(9,000)
Restricted stock granted			-	(120,016)
Restricted stock forfeited			-	(5,183)

Balance, December 31, 2001			1,332,228	1,108,371
			======	======

          Had the compensation cost for Cleco's stock-based compensation plans been determined consistent with SFAS No. 123, "Accounting for Stock-Based Compensation," Cleco's net income and net income per common share would approximate the pro forma amounts below:

	For the year ended December 31,
	2001		2000		1999
	____________________________________________________________________
	As Reported	Pro Forma	As Reported	Pro Forma	As Reported	Pro Forma
	____________________________________________________________________
	(Thousands, except per share amounts)
SFAS No. 123 expense	$ -	$ 2,156	$ -	$ 311	$ -	$ 1,036
Estimated reduction in income tax for SFAS No. 123 expense	-	(744)		(103)		(342)
Net income applicable to common stock	$ 68,362	$ 66,950	$63,112	$62,904	$54,756	$54,062
Net income per basic common share	$ 1.52	$ 1.49	$ 1.41	$ 1.40	$ 1.22	$ 1.20

          The assumptions used to calculate the additional compensation expense are as follows:

	For the year ended December 31,
	2001	2000	1999
Expected term (in years)	5.85	5.26	6.31
Volatility	15.13%	14.22%	12.94%
Expected dividend yield	4.20%	4.75%	5.11%
Risk-free interest rate	4.87%	6.32%	5.94%
Weighted average fair value (Black-Scholes value)	$2.82	$ 3.01	$ 2.15

          The effects of applying SFAS No. 123 in this pro forma disclosure are not necessarily indicative of future amounts.  SFAS No. 123 does not apply to awards prior to 1995, and Cleco anticipates making awards in the future under its stock-based compensation plans.

          The following table summarizes information about employee and director stock options outstanding at December 31, 2001:

Options Outstanding
Range of Exercise Price	Number Outstanding	Number Exercisable at 12/31/2001	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
_____________________________________________________________________________________
$15.938	23,338	23,338	$15.938	6.33
$15.938	10,000	10,000	$15.938	7.38
$16.125	289,400	-	$16.125	7.56
$19.205 to $21.58	572,800	-	$20.380	7.56
$15.938	556	556	$15.938	7.96
$17.315	28,000	20,000	$17.315	8.33
$20.62 to $23.17	54,000	-	$21.883	8.33
$18.44	37,800	-	$18.440	8.58
$21.96 to $24.675	54,000	-	$23.305	8.58
$22.6875	10,000	10,000	$22.688	9.33
$23.25	3,334	3,334	$23.250	9.42
$22.25	240,000	-	$22.250	9.58
$20.375	9,000	-	$20.375	9.76

          Various debt agreements contain covenants that restrict the amount of retained earnings that may be distributed as dividends to common shareholders.  The most restrictive covenant requires that common shareholders' equity be not less than 30% of total capitalization, including short-term debt.  At December 31, 2001, approximately $68.7 million of retained earnings was not restricted.

Shareholder Rights Plan

          In July 2000 Cleco's board of directors adopted the Shareholder Rights Plan (Rights Plan).  Under the Rights Plan, the holders of common stock as of August 14, 2000, received a dividend of one right for each share of common stock held on that date.  In the event an acquiring party accumulates 15% or more of Cleco's common stock, the rights would, in essence, allow the holder to purchase Cleco's common stock at half the current fair market value.  Cleco generally would be entitled to redeem the rights at $0.01 per right at any time until the tenth day following the time the rights become exercisable.  The rights expire on July 30, 2010.

Employee Stock Purchase Plan

          In January 2000 Cleco's board of directors adopted the Cleco Corporation Employee Stock Purchase Plan (ESPP).  Shareholders approved the plan in April 2000.  The ESPP provides the opportunity for employees to purchase shares of Cleco's common stock at a discounted price.  Cleco implemented the ESPP effective October 1, 2000.

          Regular, full-time and part-time employees of Cleco and its participating affiliates, except officers and general managers and employees who own 5% or more of Cleco's stock, may participate in the ESPP.  An eligible employee enters into an option agreement to become a participant in the ESPP.  Under the agreement, the employee authorizes payroll deductions in an amount not less than $10 but not more than $350 each pay period.  Payroll deductions are accumulated during a calendar quarter and applied to the purchase of common stock at the end of each quarter, which is referred to as an "offering period."  Pending the purchase of common stock, payroll deductions remain as general assets of Cleco.  No trust or other fiduciary account will be established in connection with the ESPP.  At the end of each offering period, payroll deductions are automatically applied to the purchase of shares of common stock.  The number of shares of common stock purchased is determined by dividing each participant's payroll deductions during the offering period by the option price of a share of common stock.

          A maximum of 684,000 shares of common stock may be purchased under the ESPP, subject to adjustment for changes in the capitalization of Cleco.  The Compensation Committee of Cleco's board of directors administers the ESPP.  The Compensation Committee and the board of directors each possess the authority to amend the ESPP, but shareholder approval is required for any amendment that increases the number of shares subject to the ESPP.

Stock Split

On April 27, 2001, Cleco shareholders approved a two-for-one stock split of Cleco's common stock.  As a result of the stock split, Cleco's 50,000,000 authorized shares of $2 par value common stock were reclassified into 100,000,000 authorized shares of $1 par value common stock.  The two-for-one stock split of Cleco's common stock was effective for shareholders of record at the close of business on May 7, 2001.  After the stock split, Cleco had approximately 45,000,000 shares of common stock outstanding.   The effect of the stock split has been recognized in all share and per share data in the accompanying consolidated financial statements, notes to the financial statements, and supplemental financial data.

Note 7 - Extraordinary Gain

          In March 2000 Four Square Gas, a wholly owned subsidiary of Cleco Energy, which is wholly owned by Midstream, paid a third party $2.1 million for a note with a face value of approximately $6.0 million issued by Four Square Production, another wholly owned subsidiary of Cleco Energy.  The note relates to the production assets held by Four Square Production.  As part of the transaction, the third-party debtholder sold the note, associated mortgage, deed of trust and pledge agreement and assigned a 5% overriding royalty interest in the production assets to Four Square Gas.  Four Square Gas paid, in addition to the $2.1 million, a total of 4.5% in overriding royalty interest in the production assets.  Four Square Gas borrowed the $2.1 million from Cleco.  The gain of approximately $3.9 million was offset against the $1.4 million of income tax related to the gain to arrive at the extraordinary gain, net of income tax, of approximately $2.5 million.

Note 8 - Preferred Stock

          Within the Employee Stock Ownership Plan (ESOP), each share of Cleco 8.125% preferred stock is convertible into 9.6 shares of Cleco common stock.  The amount of total capitalization reflected in the consolidated financial statements has been reduced by an amount of deferred compensation expense related to the shares of convertible preferred stock that have not yet been allocated to ESOP participants.  The amount shown in the consolidated financial statements for preferred dividend requirements in 2001, 2000 and 1999 has been reduced by $326,000, $391,000 and $435,000, respectively, to reflect the benefit of the income tax deduction for dividend requirements on unallocated shares held by the ESOP.

          Upon involuntary liquidation, preferred shareholders are entitled to receive par value for shares held before any distribution is made to common shareholders.  Upon voluntary liquidation, preferred shareholders are entitled to receive the redemption price per share applicable at the time such liquidation occurs, plus any accrued dividends.

          Information about the components of preferred stock capitalization is as follows:

	Balance Jan. 1, 1999	Change	Balance Dec. 31, 1999	Change	Balance Dec. 31, 2000	Change	Balance Dec. 31, 2001
	(Thousands, except share amounts)
Cumulative Preferred Stock, $100 par value Not Subject To Mandatory Redemption 4.50%	$ 1,029	-	$ 1,029	-	$ 1,029	-	$ 1,029
Convertible, Series of 1991, Variable rate	28,689	$ (838)	27,851	$ (790)	27,061	$ (764)	26,297
	$ 29,718	$ (838)	$ 28,880	$ (790)	$ 28,090	$ (764)	$ 27,326
	=====	====	=====	====	=====	====	=====
Subject To Mandatory Redemption 4.50%, Series of 1955	$ 280	$(280)	$ -	$ -	$ -	$ -	$ -
4.65%, Series of 1964	2,800	(2,800)	-	-	-	-	-
4.75%, Series of 1965	2,600	(2,600)	-	-	-	-	-
	$ 5,680	$(5,680)	$ -	$ -	$ -	$ -	$ -
	=====	====	=====	====	=====	====	=====
Deferred compensation related to convertible preferred stock held by the ESOP	$ (16,923)	$ 1,932	$ (14,991)	$ 1,997	$ (12,994)	$ 1,656	$ (11,338)
	=====	====	=====	====	=====	====	=====
Cumulative Preferred Stock, $100 par value Number of shares Authorized	1,406,000	(54,000)	1,352,000	-	1,352,000	-	1,352,000
Issued and outstanding	353,978	(65,174)	288,804	(7,904)	280,900	(7,640)	273,260
	=====	====	=====	====	=====	====	=====
Cumulative Preferred Stock, $25 par value Number of shares authorized (None outstanding)	3,000,000		3,000,000		3,000,000		3,000,000
	=====		=====		=====		=====

          Preferred stock, other than the convertible preferred stock held by the ESOP, is redeemable at Cleco's option, subject to 30 days' prior written notice to holders.  The convertible preferred stock is redeemable at any time at Cleco's option.  If Cleco were to elect to redeem the convertible preferred stock, shareholders may elect to receive the optional redemption price or convert the preferred stock into common stock.  The redemption provisions for the various series of preferred stock are shown in the following table.

Optional Redemption
Price per Share
Series
4.50%	$101
Convertible, Series of 1991	$100.8125 to $100

Note 9 - Pension Plan and Employee Benefits

          Most employees are covered by a noncontributory, defined benefit pension plan.  Benefits under the plan reflect an employee's years of service, age at retirement and highest total average compensation for any consecutive five calendar years during the last 10 years of employment with Cleco.  Cleco's policy is to fund contributions to the employee pension plan based upon actuarial computations utilizing the projected unit credit method, subject to the Internal Revenue Service's full funding limitation.  No contributions to the pension plan were required during the three-year period ended December 31, 2001.  Cleco Power is considered the plan sponsor, and Cleco Support Group LLC is considered the plan administrator.

          Cleco's retirees and their dependents are eligible to receive health, dental and life insurance benefits (other benefits).  Cleco recognizes the expected cost of these benefits during the periods in which the benefits are earned.

          The employee pension plan and other benefits obligation plan assets and funded status as determined by the actuary at December 31, 2001, and 2000, are presented in the following table.

	Pension Benefits		Other Benefits
	2001	2000	2001	2000
	(Thousands)
Change in benefit obligation
Benefit obligation at beginning of year	$ 129,611	$ 129,970	$ 18,213	$ 16,194
Service cost	3,932	3,825	1,076	848
Interest cost	10,697	9,706	1,484	1,321
Plan participants' contributions	-	-	518	454
Amendments	1,629	-	-	-
Actuarial (gain)/loss	23,742	(6,076)	2,081	362
Expenses paid	(1,202)	(1,212)	-	-
Benefits paid	(7,298)	(6,602)	(1,084)	(966)
Benefit obligation at end of year	161,111	129,611	22,288	18,213

Change in plan assets
Fair value of plan assets at beginning of year	194,834	184,613	-	-
Actual return on plan assets	5,616	18,035	-	-
Expenses paid	(7,298)	(6,602)	-	-
Benefits paid	(1,202)	(1,212)	-	-
Fair value of plan assets at end of year	191,950	194,834	-	-

Funded status	30,839	65,223	(22,288)	(18,213)
Unrecognized net actuarial (gain)	(23,194)	(60,375)	(329)	(2,646)
Unrecognized transition obligation/(asset)	(2,673)	(3,990)	5,646	6,160
Prior service cost	12,368	11,806	-	-
Prepaid/(accrued) benefit cost	$ 17,340	$ 12,664	$ (16,971)	$ (14,699)
	======	======	======	======

          Employee pension plan assets are invested in Cleco's common stock, other publicly traded domestic common stocks, U.S. government, federal agency and corporate obligations, an international equity fund, commercial real estate funds and pooled temporary investments.

          The components of net periodic pension and other benefits cost (income) for 2001, 2000 and 1999 are as follows, along with assumptions used:

	Pension Benefits			Other Benefits
	2001	2000	1999	2001	2000	1999
	(Thousands)
Components of periodic benefit costs
Service cost	$ 3,932	$ 3,825	$ 4,353	$ 1,076	$ 848	$ 661
Interest cost	10,697	9,706	9,198	1,484	1,321	1,099
Expected return on plan assets	(17,404)	(15,912)	(14,267)	-	-	-
Amortization of transition obligation(asset)	(1,650)	(1,318)	(1,317)	513	513	513
Prior period service cost amortization	1,067	969	969	-	-	-
Net (gain)loss	(1,318)	(1,194)	-	(2)	5	-
Net periodic benefit cost/(income)	$ (4,676)	$ (3,924)	$ (1,064)	$ 3,071	$ 2,687	$ 2,273
	=====	=====	=====	=====	====	====

	Pension Benefits			Other Benefits
	2001	2000	1999	2001	2000	1999
Weighted-average assumptions as of December 31:
Discount rate	7.25%	8.00%	7.50%	7.25%	8.00%	7.50%
Expected return on plan assets	9.50%	9.50%	9.50%	N/A	N/A	N/A
Rate of compensation increase	5.00%	5.00%	5.00%	N/A	N/A	N/A

          At December 31, 2001, and 2000, the pension plan held 28,292 shares of Cleco Corporation common stock, after adjustment for the two-for-one stock split.  None of the plan participants' future annual benefits are covered by insurance contracts.

          The assumed health care cost trend rate used to measure the expected cost of other benefits was 9.0% in 2001, 8.0% in 2000, and 8.5% in 1999, declining to 4.4% by 2010 and remaining at 4.4% thereafter.  The initial health care cost trend rate was reduced from 8.5% in 1999 to 8.0% in 2000, which resulted in an unrecognized gain.  The increase to 9.0% in 2001 significantly reduced the gain.  Assumed health care cost trend rates have a significant effect on the amount reported for the health care plans.  A one-percentage point change in assumed health care cost trend rates would have the following effects on other benefits:

1-percentage point
	Increase	Decrease
(Thousands)
Effect on total of service and interest cost components	$ 216	$ (216)
Effect on post-retirement benefit obligation	$ 1,494	$ (1,548)

          Most employees are eligible to participate in a savings and investment plan (401(k) Plan).  Cleco makes matching contributions to 401(k) Plan participants by allocating shares of convertible preferred stock held by the ESOP.  Compensation expense related to the 401(k) Plan is based upon the value of shares of preferred stock allocated to ESOP participants and the amount of interest incurred by the ESOP, less dividends on unallocated shares held by the ESOP.  At December 31, 2001, and 2000, the ESOP had allocated to employees 163,487 and 152,189 shares, respectively.

          The table below contains information about the 401(k) Plan and the ESOP:

For the year ended December 31,
	2001	2000	1999
(Thousands)
401(k) Plan expense	$ 803	$ 1,061	$ 1,108
Dividend requirements to ESOP on convertible preferred stock	$ 2,155	$ 2,231	$ 2,283
Interest incurred by ESOP on its indebtedness	$ 914	$ 1,109	$ 1,296
Company contributions to ESOP	$ 520	$ 1,391	$ 1,513

Note 10 - Income Tax Expense

          Federal income tax expense is less than the amount computed by applying the statutory federal rate to book income before tax as follows:

	For the year ended December 31,
	2001		2000		1999
	(Thousands, except for %)
	Amount	%	Amount	%	Amount	%
Book income before tax	$110,629	100.0	$104,296	100.0	$ 85,836	100.0
Tax at statutory rate on book income before tax	38,720	35.0	36,504	35.0	30,043	35.0
Increase (decrease):
Tax effect of AFUDC	(645)	(0.6)	(381)	(0.4)	(261)	(0.3)
Amortization of investment tax credits	(1,765)	(1.6)	(1,742)	(1.7)	(1,790)	(2.1)
Tax effect of prior-year tax benefits not deferred	797	0.7	988	0.9	1,119	1.3
AFUDC gross up - SFAS No. 109	(1,807)	(1.6)	(1,732)	(1.6)	(1,548)	(1.8)
Other, net	(673)	(0.6)	(2,262)	(2.1)	(2,929)	(3.4)
Total federal income tax expense	34,627	31.3	31,375	30.1	24,634	28.7
Current and deferred state income tax expense, net of federal benefit for state income tax expense	3,729	3.4	3,586	3.4	3,132	3.6
Total federal and state income tax expense	$ 38,356	34.7	$ 34,961	33.5	$ 27,766	32.3
	=====	===	=====	===	=====	===

          Information about current and deferred income tax expense is as follows:

	2001	2000	1999
	(Thousands)
Current federal income tax expense	$ 40,448	$ 26,381	$ 17,967
Deferred federal income tax expense	(5,903)	4,960	8,457
Amortization of accumulated deferred investment tax credits	(1,765)	(1,742)	(1,790)
Total federal income tax expense	32,780	29,599	24,634
Current state income tax expense	6,571	4,224	2,253
Deferred state income tax expense	(995)	1,138	879
Total state income tax expense	5,576	5,362	3,182
Total federal and state income tax expense	$ 38,356	$ 34,961	$ 27,766
	======	======	======
Discontinued operation
Income tax expense from loss from operations
Federal current	$ -	$ (2,344)	$ (565)
Federal deferred	-	(575)	1
State current and deferred	-	(471)	(98)
Total tax expense from loss from discontinued operation	$ -	$ (3,390)	$ (662)
	======	======	======
Income tax expense from loss on disposal of segment
Federal current	$ (2,624)	$ -	$ -
Federal deferred	1,522	(825)	-
State current	(610)	-	-
State deferred	437	(83)	-
Total tax expense from loss on disposal of segment	$ (1,275)	$ (908)	$ -
	======	======	======
Income tax expense from gain on extraordinary item
Federal current	$ -	$ 1,408	$ -
Total federal and state income tax expenses	$ 37,081	$ 32,071	$ 27,104
	======	======	======

          The balance of accumulated deferred federal and state income tax assets and liabilities at December 31, 2001, and 2000, was comprised of the tax effect of the following:

	2001		2000
	Current	Non Current	Current	Non Current
	(Thousands)
Depreciation and property basis differences	$ -	$ (156,382)	$ -	$ (162,920)
Allowance for funds used during construction	-	(30,018)	-	(28,756)
Investment tax credits	-	15,196	-	16,259
SFAS No. 109 adjustments	-	(40,621)	-	(44,258)
Post retirement benefits other than pension	3,802	3,661	2,698	3,100
Other	447	(358)	266	-
Accumulated deferred federal and state income taxes	$ 4,249	$ (208,522)	$ 2,964	$ (216,575)
	=====	=======	=====	=======

          Management considers it more likely than not that all deferred tax assets net of deferred tax liabilities will be realized.  Consequently, deferred tax assets have not been reduced by a valuation allowance.

         Regulatory assets and liabilities, net recorded for deferred taxes at December 31, 2001, and 2000, were $58.5 million and $61.4 million, respectively.   Regulatory assets and liabilities will be realized over the accounting lives of the related properties to the extent past ratemaking practices are continued by regulators.

Note 11 - Disclosures about Segments

========================================================================
2001 (Thousands)	Cleco Power	Midstream	UTS	Other	Unallocated Items, Reclassifications & Eliminations	Consolidated

Revenues
Retail electric operations	$ 623,062	$ -	$ -	$ -	$ -	$ 623,062
Energy marketing operations	31,212	404,584	-	-	-	435,796
Other operations	-	1,461	-	100	-	1,561
Customer credits	(1,800)	-	-	-	-	(1,800)
Intersegment revenues	3,530	14,030	-	70,762	(88,322)	-
Total operating revenue	$ 656,004	$ 420,075	$ -	$ 70,862	$ (88,322)	$1,058,619
	======	======	=====	======	======	======

Depreciation expense	$ 50,594	$ 9,188	$ -	$ 464	$ -	$ 60,246
Interest charges	$ 26,819	$ 21,055	$ -	$ 330	$ -	$ 48,204
Segment profit from continuing operations	$ 90,427	$ 23,188	$ -	$ 49,805	$ (52,791)	$ 110,629
Loss on disposal of segment, net	-	-	(2,035)	-	-	(2,035)
Segment profit (loss) (1)	$ 90,427	$ 23,188	$ (2,035)	$ 49,805	$ (52,791)	$ 108,594
	======	======	=====	======	======	======
Segment assets	$1,185,224	$ 556,305	$ 2,517	$ 480,076	$ (455,997)	$1,768,125
	Segment Profit	$ 108,594
(1) Reconciliation of segment profit to consolidated profit	Unallocated items
	Income taxes	(38,356)
	Preferred dividends	(1,876)
		$ 68,362
		======

========================================================================
2000 (Thousands)
Revenues
Retail electric operations	$ 619,528	$ -	$ -	$ -	$ -	$ 619,528
Energy marketing operations	18,078	183,166	-	-	-	201,244
Other operations	-	403	-	73	-	476
Customer credits	(1,233)	-	-	-	-	(1,233)
Intersegment revenues	9,256	37,667		-	(46,923)	-
Total operating revenue	$ 645,629	$ 221,236	$ -	$ 73	$ (46,923)	$ 820,015
	======	======	=====	======	======	======

Depreciation expense	$ 49,787	$ 5,952	$ -	$ 101	$ -	$ 55,840
Interest charges	$ 28,722	$ 13,469	$ -	$ 7,114	$ -	$ 49,305
Segment profit from continuing operations	$ 90,855	$ 15,221	$ -	$ 57,630	$ (59,410)	$ 104,296
Loss on disposal of segment, net	-	-	(6,861)	-	-	(6,861)
Extraordinary gain, net	-	2,508	-	-	-	2,508
Segment profit (loss) (1)	$ 90,855	$ 17,729	$ (6,861)	$ 57,630	$ (59,410)	$ 99,943
	======	======	=====	======	======	======
Segment assets	$1,212,443	$ 484,213	$ 8,790	$ 427,581	$ (379,707)	$1,753,320
	Segment Profit	$ 99,943
(1) Reconciliation of segment profit to consolidated profit	Unallocated items
	Income taxes	(34,961)
	Preferred dividends	(1,870)
		$ 63,112
		======

========================================================================
1999 (Thousands)	Cleco Power	Midstream	UTS	Other	Unallocated Items, Reclassifications & Eliminations	Consolidated

Revenues
Retail electric operations	$ 508,790	$ -	$ -	$ -	$ -	$ 508,790
Energy marketing operations	238,082	$ 18,698	-	-	-	256,780
Other operations	-	1,641	-	-	-	1,641
Customer credits	(2,776)	-	-	-	-	(2,776)
Intersegment revenues	7,816	6,493	-	$ 43,308	$ (57,617)	-
Total operating revenues	$ 751,912	$ 26,832	$ -	$ 43,308	$ (57,617)	$ 764,435
	======	======	=====	======	======	======

Depreciation expense	$ 49,285	$ 668	$ -	$ 13	$ -	$ 49,966
Interest charges	$ 28,414	$ 862	$ -	$ 675	$ (348)	$ 29,603
Segment profit from continuing operations	$ 83,955	$ 1,603	$ -	$ 39,700	$ (39,422)	$ 85,836
Loss on disposal of segment, net	-	-	(1,304)	-	-	(1,304)
Segment profit (loss) (1)	$ 83,955	$ 1,603	$ (1,304)	$ 39,700	$ (39,422)	$ 84,532
	======	======	=====	======	======	======
Segment assets	$1,414,579	$ 247,021	$ 2,848	$ 263,889	$ (223,687)	$1,704,650

	Segment profit	$ 84,532
(1) Reconciliation of segment profit to consolidated profit	Unallocated items
	Income taxes	(27,766)
	Preferred dividends	(2,010)
		$ 54,756
		======

          Cleco's reportable segments are based on our method of internal reporting, which disaggregates its business units by major first-tier subsidiary.  Cleco's reportable segments from continuing operations are Cleco Power, Midstream and Other.  The reportable business segment from discontinued operations is UTS.  Reportable segments were determined by applying SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information."  Each reportable segment engages in business activities from which it earns revenues and incurs expenses.  Segment managers report at least monthly to Cleco's chief executive officer (the chief decision maker) with discrete financial information, present quarterly discrete financial information to Cleco's board of directors and meet quantitative thresholds as defined by SFAS No. 131.  Cleco's chief executive officer, as well as Cleco's board of directors, primarily uses results from continuing operations as a measure to determine allocation of resources.  Budgets were prepared by each reportable segment for 2002, which were presented to, and approved by, Cleco's board of directors.

          In December 2000 management decided to dispose of UTS.  See Note 18 - "Discontinued Operations" for more information.

          The Other segment consists of costs within the parent company, costs within a shared services subsidiary, start-up costs associated with a retail services subsidiary, and revenue and expenses associated with an investment subsidiary.  These subsidiaries operate within Louisiana and Delaware.

          The accounting for transactions with unaffiliated third parties and among Cleco's segments are recorded and reported on an accrual basis.  Significant differences among the accounting policies of the segments compared to Cleco's consolidated financial statements principally involve the classification of revenue and expense between operating and other.  Management evaluates the performance of its segments and allocates resources to them based on segment profit (loss) before income taxes and preferred stock dividends.  In the first six months of 1999, Midstream and UTS reported profit (loss) as other income (expense) within Cleco Power.  For purposes of this note, gross amounts of revenue and expenses are reported on the appropriate line.  The "Unallocated Items, Reclassifications & Eliminations" column reclassifies the items of revenue and expense recorded under the equity method to other income (expense).  Material intersegment transactions occur on a regular basis.

Note 12 - Accrual of Estimated Customer Credits

          Cleco's reported earnings in the year ended December 31, 2001, reflect a $1.8 million accrual within Cleco Power for estimated customer credits that may be required under terms of an earnings review settlement reached with the LPSC in 1996.  The 1996 LPSC settlement, and a subsequent amendment, set Cleco Power's rates until the year 2004 and also provided for annual base rate tariff reductions of $3 million in 1997 and $2 million in 1998.  As part of the settlement, Cleco Power is allowed to retain all regulated earnings up to a 12.25% return on equity, and to share equally with customers as credits on their bills all regulated earnings between 12.25% and 13% return on equity.  All regulated earnings above a 13% return on equity are credited to customers.  The amount of credits due customers, if any, is determined by the LPSC annually based on 12-month-ending results as of September 30 of each year.  The settlement provides for such credits to be made on customers' bills the following summer.

          Of the $1.8 million accrual, $1.0 million relates to the 12 months ended September 30, 2001, cycle and was recorded as a reduction in revenue due to the nature of the customer credits.  The amount of the credit for the cycle ending September 30, 2001, if any, has not yet been determined by the LPSC.  The remaining $0.8 million relates to other prior refund years and was based on settlement of those years with the LPSC.

Note 13 - Equity Investment in Investees

          Equity investment in investee represents Midstream's approximate $223.0 million investment in Acadia Power Partners LLC (APP), Midstream's approximate $3.4 million investment in Perryville Energy Partners LLC (PEP), and Cleco Energy's approximate $0.7 million investment in Hudson SVD LLC.  For the year 2001, Cleco's share of PEP net income was $0.7 million, while no material earnings have been recorded for APP and Hudson SVD LLC

          APP is a joint venture 50% owned by Midstream and 50% owned by Calpine Corporation.  APP was formed in order to construct, own and operate a combined cycle, natural gas-fired power plant to be located near Eunice, Louisiana.  Total construction costs of the plant to be incurred by APP are estimated to be $564 million.  Cleco reports its investment in APP on the equity method of accounting as defined in APB No. 18.  As of December 31, 2001, Midstream had invested $223.0 million in cash and land to APP.  Midstream's member's equity as reported in the balance sheet of APP at December 31, 2001, was $210.3 million.  The majority of the difference of $12.7 million between the equity investment in investee and the member's equity was the interest capitalized on funds used to contribute to APP as required by SFAS No. 58.  The table below is unaudited summarized financial information for 100% of APP.  No income statement information is presented because APP is in the construction phase so all costs are capitalized.

	Unaudited At December 31,
	2001	2000
	(Thousands)
Current assets	$ 16,954	$ 1,138
Construction work in progress	426,666	210,267
Total assets	$ 443,620	$ 211,405
	=======	=======
Current liabilities	$ 22,870	$ 21,751
Partners' capital	420,750	189,654
Total liabilities and partners' capital	$ 443,620	$ 211,405
	=======	=======

Cleco expects APP to obtain non recourse project financing in the third quarter of 2002 and to reimburse Cleco for a large portion of its equity investment in APP.

          PEP, a joint venture 50% owned by Midstream and 50% owned by Mirant Corporation, is in the process of constructing a 725-MW, natural gas-fired power plant in Perryville, Louisiana.  Total construction costs of the plant to be incurred by PEP are estimated to be $336.0 million.  The Company reports its investment in PEP on the equity method of accounting as defined in APB No. 18.  As of December 31, 2001, Midstream had invested $3.4 million in PEP, net of a distribution from PEP stemming from the PEP financing discussed below.  Midstream's member's equity as reported in the balance sheet of PEP at December 31, 2001 was zero.  The reduction of Midstream's investment in PEP and member's equity as reported on PEP's balance sheet is due to an interim medium-term nonrecourse financing that occurred in the second quarter of 2001 and a subsequent distribution from PEP to Midstream.  The difference of $3.4 million between the equity investment in investee and the member's equity was the interest capitalized on funds used to contribute to PEP as required by SFAS No. 58.  A 157-MW combustion turbine commenced simple-cycle operation on July 1, 2001.  Full commercial operation of the 568-MW combined-cycle unit is expected for the summer of 2002.  A $300 million interim construction facility at PEP was entered into on June 7, 2001.  This facility is non-recourse to Midstream and Cleco.  The interim facility is convertible to an eight-year mini-perm term loan by July 2002.  A mini perm loan is short term financing used to pay off construction or commercial property loans, usually in four to six years.

          Cleco Energy owns 50% of Hudson SVD LLC, which owns interests in several other entities that own and operate natural gas pipelines in Texas and Louisiana.  Cleco reports its investment in Hudson SVD LLC on the equity method of accounting as defined in APB No. 18.  The member's equity as reported in the balance sheet was approximately $0.7 million, which equals the investment at Cleco Energy.

Note 14 -- Operating Lease

          Under the terms of the Evangeline Tolling Agreement, until the year 2020, Williams has the right to own, dispatch and market the electricity produced by the Evangeline facility and will supply the required natural gas to the facility.  Evangeline will collect a fee from Williams for operating and maintaining the Evangeline facility.  The Evangeline Tolling Agreement is accounted for as an operating lease and its revenues are recognized as described Note 2 - "Summary of Significant Accounting Policies, Revenues and Fuel Costs."

          The following table contains an analysis of Cleco's property being utilized under an operating lease:

	At December 31,
	2001	2000
	(Thousands)
Evangeline power station	$ 224,795	$ 218,564
Construction work in progress	519	7,141
Less: accumulated depreciation	11,406	4,277
Net plant	$ 213,908	$ 221,428
	========	========

          The following is a schedule by years of future minimum rental payments (assumes no change to the tested capacity or heat rate of the plant) required under the Evangeline Tolling Agreement, which is in effect until July 2020.

Year ending December 31:	(Thousands)
2002	$ 50,845
2003	51,371
2004	51,905
2005	52,442
2006	52,987
Thereafter	771,512
Total future rental payments	$ 1,031,062
========

          Future rental payments have not been adjusted for contingent items such as bonuses or penalties that may change the actual amounts received from Williams under the Evangeline Tolling Agreement.  For the year ending December 31, 2001, tolling rental revenues of $60.5 million were recognized, including contingent rents of approximately $4.2 million.

          In June 2000 Unit #6 of the Evangeline power plant was declared in commercial operation.  The other unit at the plant, Unit #7, was declared in commercial operation during July 2000.  Revenues and operating expenses associated with Unit #7 prior to the July commercial operation date are reflected in construction work in progress on Cleco's Consolidated Balance Sheets.  Revenues and operating expenses relating to both units are reflected on Cleco's Consolidated Statements of Income after they were declared in commercial operation.

Note 15 - Change in Accounting Estimate

          Effective July 1, 2001, in accordance with APB Opinion No. 20, Evangeline changed its accounting estimates relating to depreciation.  The estimated service lives for the majority of the plant assets were extended from 27 to 46 years.  The change was based upon a study performed by an independent third party engineering firm.  As a result of the change, net income applicable to common stock for 2001, increased $0.7 million, or $0.02 per basic share.

Note 16 - Legal Proceeding: Fuel Supply - Lignite

          Cleco Power and Southwestern Electric Power Company (SWEPCO), each a 50% owner of Dolet Hills Unit 1, jointly own lignite reserves in the Dolet Hills area of northwestern Louisiana.  In 1982 Cleco Power and SWEPCO entered into a lignite mining agreement (LMA) with the Dolet Hills Mining Venture (DHMV), a partnership for the mining and delivery of lignite from a portion of these reserves (Dolet Hills Mine).  The LMA was to expire in 2011.

          In April 1997 Cleco Power and SWEPCO filed a Federal Court Suit against DHMV and its partners, seeking to enforce various obligations of DHMV to Cleco Power and SWEPCO under the LMA, including provisions relating to the quality of the delivered lignite, pricing, and mine reclamation practices.  In June 1997 DHMV filed an answer denying the allegations in the Federal Court Suit and filed a counterclaim asserting various contract-related claims against Cleco Power and SWEPCO.  Cleco Power and SWEPCO denied the allegations in the counterclaims.

          As a result of the counterclaims filed by DHMV in the Federal Court Suit, in August 1997 Cleco Power and SWEPCO filed a State Court Suit against the parent companies of DHMV, namely Jones Capital Corporation and Philipp Holzmann USA, Inc.

          In March 2000 the court in the Federal Court Suit ruled that DHMV was not in breach of certain financial covenants under the LMA and denied Cleco Power's and SWEPCO's claim to terminate the LMA on that basis.  The ruling had no material adverse effect on the operations of Cleco Power and did not affect the other claims scheduled for trial.  Cleco Power and SWEPCO appealed the federal court's ruling to the United States Court of Appeals for the Fifth Circuit.

          On May 31, 2001, all parties to the litigation executed a definitive settlement agreement and agreed to dismiss the State Court Suit, the Federal Court Suit and the appeal pending before the Fifth Circuit.  The LMA among Cleco Power, SWEPCO and DHMV was canceled as were all other operative contracts among the parties.

          Contemporaneously with the execution of the settlement agreement on May 31, 2001, DHMV and Dolet Hills Lignite Company LLC (DHLC), a subsidiary of SWEPCO, entered into an Asset Purchase Agreement under the terms of which DHLC purchased the assets necessary to operate the Dolet Hills Mine and assumed certain obligations of DHMV.  Cleco Power, SWEPCO and DHLC entered into a new LMA on May 31, 2001, under the terms of which DHLC assumed operations of the Dolet Hills Mine.

          The LPSC issued Order Nos. U-21453, U-20925(SC) and U-22029(SC) (Subdocket G) on May 31, 2001, formally approving Cleco Power's requested ratemaking effects of the settlement.

          A stipulation of dismissal was filed by the parties to the Federal Court Suit on July 19, 2001, and the judge approved the dismissal on July 25, 2001.  A motion to dismiss was filed by the parties to the State Court Suit on July 19, 2001, and the judge signed the order dismissing the State Court Suit on July 30, 2001.  A motion to dismiss the appeal pending in the United States Court of Appeals for the Fifth Circuit was filed on July 19, 2001, and on July 24, 2001, the Clerk of the Fifth Circuit advised that the appeal had been dismissed in light of the settlement.

Note 17 - Louisiana Department of Environmental Quality (LDEQ) Litigation

          Air and water permits issued in July 2000 by the LDEQ to APP were judicially appealed by APP-related Petitioners in early August 2000.  APP is constructing and will own and operate a new electric generating plant near Eunice, Louisiana.  APP-related Petitioners filed their appeals to the air and water permits in the 19th Judicial District Court in Baton Rouge, Louisiana.  APP-related Petitioners asked the court to reverse the air and water permits issued by the LDEQ and allege that LDEQ's decision to issue the permits was arbitrary, capricious and procedurally inadequate.  APP-related Petitioners have also asked the court to stay APP's power plant construction activities pending resolution of the litigation.  APP has denied APP-related Petitioners' allegations and is vigorously defending the validity of the permits issued to it by the LDEQ.  The permits could be upheld, reversed, or remanded in whole or in part.  If the permits were to be reversed in material part by the court, APP may be required to cease its construction of the generating plant temporarily or permanently, depending on the nature and details of the reversal.  If the court were to remand the permits, without reversing them, to the LDEQ for further proceedings, APP's continuation of construction of the generating plant may be jeopardized, depending upon the nature and details of the remand.  Oral arguments on the appeal of these permits were held on February 5, 2001.  In its decision issued on February 23, 2001, the court ordered the matter remanded to the LDEQ but did not vacate the permits or halt construction.  On December 17, 2001, the Court signed its Order formally remanding this matter to the LDEQ, ordering LDEQ to, among other things, (1) request additional information from APP regarding alternative site analysis; (2) allow for a new public comment period and public hearing; and (3) reconsider its permit decisions in light of additional information and comments, and issue a revised basis for decision.  The parties are in the process of attempting to determine if sufficient common ground exists to settle this matter.  Although the ultimate outcome of this action cannot be predicted at this time, based on information currently available to Cleco, management does not believe the outcome of this action will have a material adverse effect on Cleco's financial condition or results of operations.

          An air permit issued by the LDEQ in August 2000, to PEP, a joint venture in which Midstream has a 50 percent interest with Mirant Corporation, was judicially appealed by PEP-related Petitioners.  Similarly, the PEP-related Petitioners judicially appealed the water permit issued by LDEQ in June 2001.  PEP is constructing and will own and operate a new electric generating plant near Perryville, Louisiana.  PEP-related Petitioners filed their appeals of the air and water permits in the 19th Judicial District Court in Baton Rouge, Louisiana, alleging that the issuance of the permits violates the Louisiana Constitution, the public trustee doctrine and state and federal environmental laws.  In January 2002, following a confidential settlement agreement reached between PEP and most of the PEP-related Petitioners, the Court dismissed with prejudice the judicial appeals of the air and water permits.  The settlement will not have a material adverse effect on Cleco's financial condition or results of operations.

Note 18 - Discontinued Operations

          In December 2000 management decided to sell substantially all of UTS' assets and discontinue UTS' operations after the sale.  On March 31, 2001, management signed an asset purchase agreement to sell UtiliTech to Quanta Services, Inc. (Quanta) for approximately $3.1 million in cash and assumption of an operating lease for equipment of approximately $11.6 million.  Quanta acquired the trade names under which UtiliTech operated, crew tools, equipment under the operating lease, contracts, inventory relating to certain contracts and work force in place.  UTS retained approximately $2.2 million in accounts receivable, net of allowance for uncollectibles, and equipment under the operating lease with an aggregate unamortized balance of approximately $2.8 million.

          During 2001 the $2.0 million loss on disposal of a segment, net, resulted primarily from actual operating losses in 2001 in excess of estimated operating losses for 2001 that were included in the loss on disposal of a segment for the year ended December 31, 2000; the $1.3 million loss on the auction of equipment in June 2001 and subsequent extinguishment of the operating lease; and the final asset and receivable settlement agreement signed in November 2001.

          At December 31, 2001, UTS had only nominal assets since receivables have been either collected or written off.

          As of December 31, 2001, several contingent liabilities relating to UTS exist.  Under the asset purchase agreement, UTS and its sole member have agreed to indemnify Quanta for losses resulting from certain breaches or failures by UTS and its sole member to fulfill their obligations under the asset purchase agreement, for taxes and other losses arising from events occurring prior to the sale.  The indemnification amount is limited to approximately $5.0 million until April 1, 2003.  The limitation does not apply to fraudulent misrepresentations.  At December 31, 2001, no amounts have been recorded for the indemnifications because no claim has been asserted by Quanta, and Management has determined the possibility of a claim is not probable.

          Additional information about UTS is as follows:

	For the year ended December 31,
	2001	2000	1999
	(Thousands)
Revenues	$5,043	$18,125	$6,866
Loss from operations, net	$-	$(5,411)	$(1,304)
Income tax benefit associated with
loss from operations	$-	$3,390	$662
Loss on disposal of segment, net	$2,035	$1,450	$-
Income tax benefit associated with
loss on disposal of segment	$1,275	$908	$-

Note 19 - Commitments and Contingencies

          Construction and investment in joint ventures expenditures for 2002 are estimated to be $162 million, excluding AFUDC, and for the five-year period ending 2006 are expected to total $663 million, excluding AFUDC.  Scheduled maturities of debt and preferred stock will total approximately $30.8 million for 2002 and approximately $312.4 million for the five-year period ending 2006.

          For information on legal proceedings affecting us, see Note 18 - "LDEQ Litigation."

          For information regarding off-balance sheet commitments see " Management's Discussion and Analysis of Financial Condition and Results of Operations - Cash Generation and Cash Requirements - Off-Balance Commitments."

          Cleco Power has accrued for liabilities to third parties, employee medical benefits, storm damages and deductibles under insurance policies that it maintains on major properties, primarily generating stations and transmission substations.  Consistent with regulatory treatment, annual charges to operating expense to provide a reserve for future storm damages are based upon the average amount of noncapital, uninsured storm damages experienced by Cleco Power during the previous five years.

Note 20 - Subsequent Event - Insured Retail Notes

          On February 8, 2002, Cleco Power issued $25.0 million aggregate principal amount of its 6.125% retail notes due March 1, 2017 .  The retail notes were registered under the Securities Act of 1933, as amended, pursuant to the shelf registration statement (Registration No. 333-52540) of Cleco Power.  Payment of regularly scheduled principal and interest on the retail notes is insured by a financial guaranty issuance policy issued by Ambac Assurance Corporation.  Cleco Power can redeem the retail notes at its option on or after March 1, 2002.  Representatives of deceased beneficial owners of the retail notes have the option to redeem the retail notes, subject to certain limitations.

Note 21 - Risks and Uncertainties

          Evangeline is engaged in operating and maintaining the generation assets under a tolling agreement with Williams as discussed in Note 2 - "Summary of Significant Accounting Policies."  The agreement exposes Cleco to credit risk in the event of nonperformance by Williams.  Additionally, in the event of nonperformance, Cleco would potentially be required to sell power in the open market, which would subject Cleco to fluctuations in market prices rather than receiving the guaranteed minimum payments due under the tolling agreement.

Note 22 - Miscellaneous Financial Information (Unaudited)

          Quarterly information for Cleco for 2001 and 2000 is shown in the following table.  All share and per share amounts have been adjusted to reflect the April 27, 2001 two-for-one stock split.

	______________________________________________
	2001
	______________________________________________
	(Thousands, except per share amounts)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Operating revenue	$253,111	$303,700	$306,969	$194,839
Operating income	30,128	33,689	59,396	26,327
Net income applicable to common stock	10,221	12,601	30,595	14,945
Basic net income per average common share	0.23	0.28	0.68	0.33
Diluted net income per average common share	0.22	0.27	0.65	0.33
Dividends paid per common share	0.2125	0.2175	0.2200	0.2200
Closing market price per share High	25.03	23.59	22.92	22.08
Low	20.36	21.25	19.48	19.60
	______________________________________________
	2000
	______________________________________________
	(Thousands, except per share amounts)
	1st Quarter	2nd Quarter	3rd Quarter	4th Quarter
Operating revenues as reported in 10-Q	$141,026	$189,003	$273,668	$233,605
Adjustments:
Operating revenue from UTS	(3,609)	(3,541)	(4,543)	(6,431)
Reclassification to/from Other income (expense)	(322)	1,159	-	-
Operating revenues adjusted	137,095	186,621	269,125	227,174
Operating income as reported in 10-Q	$ 23,103	$ 31,748	$ 59,805	$ 21,466
Adjustments:
Operating loss from UTS	660	2,407	1,794	3,289
Reclassification to/from Other income (expense)	430	2,477	16	-
Operating income adjusted	24,193	36,632	61,615	24,755
Loss from discontinued operations, net of tax	(438)	(1,599)	(1,192)	(2,182)
Loss on disposal of segment, net of tax	-	-	-	(1,450)
Extraordinary gain, net of tax	2,508	-	-	-
Net income applicable to common stock	$ 12,258	$ 16,454	$ 29,677	$ 4,725
Net income applicable to common stock before extraordinary gain	$ 9,750	$ 16,454	$ 29,677	$ 4,725
Basic net income per average common share before extraordinary gain	$ 0.43	$ 0.73	$ 1.32	$ 0.21
Basic net income per average common share	$ 0.54	$ 0.73	$ 1.32	$ 0.21
Diluted net income per average common share before extraordinary gain	$ 0.43	$ 0.71	$ 1.26	$ 0.21
Diluted net income per average common share	$ 0.53	$ 0.71	$ 1.26	$ 0.21
Dividends paid per common share	$ 0.415	$ 0.425	$ 0.425	$ 0.425
Closing market price per share High	$ 16.97	$ 18.13	$ 23.38	$ 27.69
Low	$ 15.22	$ 16.44	$ 17.07	$ 22.32

          Cleco's common stock is listed for trading on the New York and Pacific stock exchanges under the ticker symbol "CNL."  Cleco's preferred stock is not listed on any stock exchange.  On December 31, 2001, Cleco had 8,990 common and 115 preferred shareholders, as determined from the records of the transfer agent.

          On January 25, 2002, Cleco's Board of Directors declared a quarterly dividend of 22.00 cents per share payable February 15, 2002, to common shareholders of record on February 4, 2002.  Preferred dividends were also declared payable March 1, 2002, to preferred shareholders of record on February 15, 2002.

REPORT OF THE COMPANY

          The Company is responsible for the preparation, integrity and objectivity of the consolidated financial statements of Cleco Corporation and subsidiary companies as well as other information contained in this Annual Report.  The consolidated financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and, in some cases, reflect amounts based on the best estimates and judgments of the Company giving due consideration to materiality.  Financial information contained elsewhere in this Annual Report is consistent with that in the consolidated financial statements.

          The consolidated financial statements have been audited by Cleco's independent public accountants who were given unrestricted access to all financial records and related data, including minutes of all meetings of stockholders, the board of directors and committees of the board.  Cleco and its subsidiaries believe that representations made to the independent public accountants during their audit were valid and appropriate.  The reports of independent public accountants are presented elsewhere in this report.

          Cleco, together with its subsidiary companies, maintains a system of internal controls to provide reasonable assurance that transactions are executed in accordance with the Company's authorization, that the consolidated financial statements are prepared in accordance with generally accepted accounting principles, and that the assets of Cleco and its subsidiaries are properly safeguarded against unauthorized acquisition, use or disposition.  The system includes a documented organizational structure and division of responsibility, established policies and procedures, and the careful selection, training and development of our employees.

          Internal auditors regularly monitor the effectiveness of the internal control system following standards established by the Institute of Internal Auditors. Actions are taken by the Company to respond to deficiencies as they are identified.  The board, operating through its audit committee, which is comprised entirely of directors who are not officers or employees of Cleco or its subsidiaries, provides oversight to the financial reporting process.

          Due to the inherent limitations in the effectiveness of internal controls, no internal control system can provide absolute assurance that errors will not occur.  However, the Company strives to maintain a balance, recognizing that the cost of such a system should not exceed the benefits derived.

          Cleco and its subsidiaries believe that, in all material respects, its system of internal controls over financial reporting and over safeguarding of assets against unauthorized acquisition, use or disposition functioned effectively as of December 31, 2001.

Report of Independent Accountants

To the Shareholders and
Board of Directors of Cleco Corporation:

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of income, of comprehensive income, of shareholders' equity and of cash flows present fairly, in all material respects, the financial position of Cleco Corporation and its subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.  These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits.  We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States of America, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2001, the Company adopted the provisions of Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities."

/s/  PricewaterhouseCoopers LLP

New Orleans, Louisiana
January 29, 2002, except for Note 20
as to which the date is February 8, 2002

Five-Year Selected Financial Data (Unaudited)
	2001	2000	1999	1998	1997
(Thousands, except per share amounts and percentages)
Operating revenues (excluding intersegment revenues)
Cleco Power	$ 652,474	$ 636,373	$ 744,096	$ 515,175	$ 456,245
Cleco Midstream	406,045	183,569	20,339	-	-
Other	100	73	-	-	-
________________________________________________________________________
Total	$ 1,058,619	$ 820,015	$ 764,435	$ 515,175	$ 456,245
========================================
EBITDA (Earnings before interest, taxes, depreciation, and amortization)
Cleco Power	$ 161,388	$ 169,364	$ 160,823	$ 156,111	$ 154,297
Cleco Midstream	51,949	31,530	2,986	-	-
Other	(2,460)	1,919	(101)	-	-
___________________________________________________________
Total	$ 210,877	$ 202,813	$ 163,708	$ 156,111	$ 154,297
========================================
Net income before income taxes, discontinued operations, extraordinary
item, and preferred dividends	$ 110,629	$ 104,296	$ 85,836	$ 80,741	$ 80,272
Net income applicable to common stock	$ 68,362	$ 63,112	$ 54,756	$ 51,664	$ 50,402
Basic EPS from continuing operations	$ 1.56	$ 1.50	$ 1.25	$ 1.16	$ 1.12
Basic EPS applicable to common stock	$ 1.52	$ 1.41	$ 1.22	$ 1.15	$ 1.12
Diluted EPS from continuing operations	$ 1.51	$ 1.46	$ 1.21	$ 1.12	$ 1.09
Diluted EPS applicable to common stock	$ 1.47	$ 1.36	$ 1.18	$ 1.12	$ 1.09
Return on average common equity	14.3%	14.0%	12.7%	12.4%	12.6%
Effective tax rate	34.7%	33.5%	32.3%	33.2%	34.5%

Capital expenditures
Cleco Power	$ 45,642	$ 47,900	$ 51,700	$ 94,030	$ 77,525
Cleco Midstream	131,553	158,000	127,300	-	-
Other	5,435	4,677	226	-	-
________________________________________________________________________
Total	$ 182,630	$ 210,577	$ 179,226	$ 94,030	$ 77,525
========================================
Internal cash generation (% of capital expenditures)
Cleco Power	100.0%	100.0%	100.0%	63.3%	100.0%
Cleco Midstream	19.2%	15.3%	1.6%	- %	- %
Other	100.0%	100.0%	100.0%	- %	- %
________________________________________________________________________
Total	41.8%	33.3%	30.1%	63.3%	100.0%
========================================
Utility plant, net -Cleco Power
Production	$ 218,802	$ 231,108	$ 246,810	$ 264,891	$ 277,779
Transmission	$ 236,009	$ 240,256	$ 231,953	$ 226,493	$ 219,239
Distribution	$ 428,477	$ 419,737	$ 411,520	$ 406,063	$ 386,990
Other	$ 93,661	$ 90,162	$ 92,756	$ 92,832	$ 95,341

Total capitalization
Common shareholders' equity	43.36%	40.81%	42.50%	54.02%	51.60%
Preferred stock	1.41%	1.33%	1.35%	2.35%	2.20%
Long-term debt	55.23%	57.86%	56.15%	43.63%	46.20%

Total assets	$ 1,768,125	$ 1,753,320	$ 1,704,650	$ 1,429,000	$ 1,361,044

Embedded cost of debt	8.08%	8.02%	7.89%	6.75%	6.76%
Ratio of earnings to fixed charges (pre-tax)	2.68x	2.92x	3.77x	3.81x	3.74x

Total return to shareholders	(16.6)%	76.0%	(2.5)%	11.0%	22.9%
Average shares outstanding for year, basic	45,000,955	44,947,718	45,002,648	44,960,326	44,919,540
Average shares outstanding for year, diluted	47,763,713	47,654,954	47,697,030	47,734,916	47,728,062
Market price per share at year-end	$ 21.97	$ 27.38	$ 16.03	$ 17.16	$ 16.19
Market capitalization at year-end	$ 987,804	$ 1,231,620	$ 719,551	$ 771,556	$ 727,237
Price-earnings ratio at year-end	14.5x	19.4x	13.1x	14.9x	14.5x
Market-to-book ratio at year-end	2.01x	2.65x	1.64x	1.82x	1.78x
Book value per share at year-end	$ 10.94	$ 10.33	$ 9.75	$ 9.45	$ 9.10
Dividends paid per common share	$ 0.87	$ 0.85	$ 0.83	$ 0.81	$ 0.79
Dividend payout ratio	57.3%	60.2%	67.8%	70.1%	70.0%
Dividend yield at year-end	4.0%	3.1%	5.1%	4.7%	4.8%

Five-Year Selected Operating Data (Unaudited)
	2001	2000	1999	1998	1997

Non-fuel recovery revenue by customer class-Cleco Power (thousands)
Residential	$ 140,547	$ 144,999	$ 139,660	$ 142,484	$ 128,002
Commercial	64,127	63,475	60,486	58,494	54,641
Industrial	52,578	54,733	51,772	49,344	47,675
Other	29,641	27,692	24,427	23,698	23,943
Unbilled	1,012	3,588	3,795	(136)	(466)
	_______________________________________________________________
Total	$ 287,905	$ 294,487	$ 280,140	$ 273,884	$ 253,795
	===================================
Sales of Electricity On-System Customers-Cleco Power (millions of kilowatt-hours)
Residential	3,201	3,296	3,147	3,215	2,852
Commercial	1,655	1,636	1,573	1,534	1,401
Industrial	2,640	2,883	2,717	2,529	2,468
Other	979	912	924	959	845
Unbilled	34	162	105	(7)	(23)
	_______________________________________________________________
Total	8,509	8,889	8,466	8,230	7,543
	===================================
Average retail customers by class-Cleco Power
Residential	219,809	217,538	213,860	209,605	200,216
Commercial	30,634	30,136	29,513	28,902	27,579
Industrial	750	767	786	790	787
Other - Including unbilled	6,178	6,121	5,976	5,876	5,711
	_______________________________________________________________
Total	257,371	254,562	250,135	245,173	234,293
	===================================
Average revenue per kWh sold-Cleco Power
Residential	$ 0.0814	$ 0.0778	$ 0.0682	$ 0.0679	$ 0.0684
Commercial	0.0764	0.0722	0.0621	0.0615	0.0626
Industrial	0.0553	0.0502	0.0421	0.0416	0.0423
Other	0.0583	0.0672	0.0546	0.0489	0.0539
	_______________________________________________________________
Total composite	$ 0.0696	$ 0.0665	$ 0.0570	$ 0.0564	$ 0.0566
	===================================
Average annual kWh use per residential customer-Cleco Power	14,563	15,151	14,715	15,338	14,245
	===================================
Average annual revenue per residential customer-Cleco Power	$ 1,186	$ 1,178	$ 1,003	$ 1,041	$ 975
	===================================
Degree-days - increase (decrease) from normal
Heating	(15.4)%	(6.6)%	(31.3)%	(28.0)%	5.7%
Cooling	6.1%	15.3%	15.5%	20.9%	3.5%

Capacity (mw)
Cleco Power:
Coal and lignite	482	482	482	482	482
Natural gas and oil	880	885	1,211	1,211	1,211
Firm capacity purchases	772	625	20	20	20
Midstream:
Natural gas	848	775	-	-	-
	_______________________________________________________________
Total	2,982	2,767	1,713	1,713	1,713
	===================================
Peak demand (MW)-Cleco Power	1,751	1,839	1,767	1,627	1,560

Generation (MWh)-Cleco Power
Net generation - system plants	5,536	6,254	6,378	6,764	6,227
Purchased power	3,739	3,109	8,730	3,031	1,985
	_______________________________________________________________
Total energy supply	9,275	9,363	15,108	9,795	8,212
	===================================
Cost of fuel per kWh	$ 0.0358	$ 0.0328	$ 0.0236	$ 0.0228	$ 0.0235

Fuel Mix-Cleco Power
Coal & lignite	33.0%	35.4%	33.3%	37.3%	43.0%
Natural gas & oil	26.7%	30.4%	39.7%	39.0%	33.7%
Purchased power	40.3%	34.2%	27.0%	23.7%	23.3%

System annual load factor	57.2%	55.4%	54.3%	56.2%	56.1%

System Average Interruption Duration Index (SAIDI) - Cleco Power	2.40	1.82	1.78	1.75	1.43
(Average amount of hours a customer's service is interrupted)
System Average Interruption Frequency Index (SAIFI) - Cleco Power	1.82	1.41	1.39	1.25	1.47
(Average number of times a customer's service is interrupted)
Customer Satisfaction Percentage- Cleco Power	92%	94%	97%	95%	95%
Number of employees at year end	1,392	1,622	1,383	1,210	1,214